Contact:     Patricia Phillips
pphillip@viad.com
or
Carrie Long
clong@viad.com
602-207-2681

Viad Corp Announces Expiration of Tender Offers

for its Outstanding Public Indebtedness

PHOENIX, Ariz., June 8, 2004 — Viad Corp (NYSE: VVI) announced today the expiration of its previously announced cash tender offers and related consent solicitations for its following public indebtedness:

•	10.50% Subordinated Debentures due May 15, 2006,

•	6.09% Medium Term Notes, Series A due October 25, 2004,

•	6.11% Medium Term Notes, Series A due October 25, 2004,

•	6.15% Medium Term Notes, Series A due October 25, 2004,

•	6.56% Medium Term Notes, Series A due February 7, 2005, and

•	6.63% Medium Term Notes, Series A due January 21, 2009 (collectively, the “Securities”).

     The tender offers expired on June 7, 2004 at midnight, New York City time (the “Expiration Date”). Viad received valid tenders of Subordinated Debentures and deliveries of related consents from holders of $17.2 million aggregate principal amount of Subordinated Debentures, or approximately 93% percent of the $18.5 million aggregate principal amount of Subordinated Debentures outstanding, and of $31.9 million aggregate principal amount of Medium Term Notes, or approximately 91% percent of the $35 million aggregate principal amount of Medium Term Notes outstanding. All such Securities have been accepted for payment by Viad.

-more-

-Page 2-

     As previously announced, Viad has received the required consents to eliminate substantially all of the restrictive covenants of the indentures governing the Securities and to make amendments, as detailed in the Offer to Purchase and Consent Solicitation Statement dated May 10, 2004. As a result of obtaining the required consents, Viad and the applicable trustee have executed and delivered supplemental indentures setting forth the amendments, which amendments became effective when the Securities of the applicable type were accepted for purchase pursuant to the applicable tender offer.

     Settlement of the tender and consent offer, as described in the Offer to Purchase and Consent Solicitation Statement dated May 10, 2004, is expected to occur today, June 8, 2004. Viad expects to incur a charge in the second quarter of 2004 of approximately $4 million in connection with the repurchase of the Securities.

     Lehman Brothers Inc. and Citigroup Global Markets Inc. acted as dealer managers for the tender offers and solicitation agents for the consent solicitations. The information agent for the tender offers and consent solicitations was D.F. King & Co., Inc.

     This news release is neither an offer to purchase nor an offer to sell securities. The offers were only made by the Offer to Purchase and Consent Solicitation Statement dated May 10, 2004.

     Viad is a $1.5 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com.

Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, interest rates, the realization of restructuring cost savings, investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.